UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 29, 2009
PCTEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 Brighton Drive, Bloomingdale, IL	60714
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (630) 372-6800
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     (a) On October 29, 2009, PCTEL, Inc. (the “Company”), determined that the goodwill impairment expense and income tax expense reported in the Condensed Consolidated Statements of Operations (Unaudited) included in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2009 were understated by $223,000 and $127,000, respectively, and consequently net income was overstated by $350,000; the income tax expense reported in the Condensed Consolidated Statements of Operations (Unaudited) included in the Company’s quarterly report on Form 10-Q for the period ended June 30, 2009 was overstated by $275,000 and net income was understated by $275,000; and, reported in the Condensed Consolidated Statements of Operations (Unaudited) included in the Company’s quarterly report on Form 10-Q for the six months ended June 30, 2009 the goodwill impairment expense was understated by $223,000, income tax expense was overstated by $147,000, and net income was overstated by $75,000. There is no effect on revenue or cash flow reported in the Condensed Consolidated Statements of Operations (Unaudited) included in the Company’s quarterly report on Form 10-Q for any of the periods referenced. The effect on the balance sheet reported for those same periods is not deemed material. The Company has concluded that such financial statements should no longer be relied upon.
     As a result, the Company filed today Form 10-Q/A for each of the quarters ended March 31, 2009 and June 30, 2009 to correct these identified errors and to restate its Consolidated Statements of Operations. In addition, the Form 10-Q/A notes the reassessment by management of the Company’s disclosure controls and procedures, and its conclusions that such controls and procedures were not effective as of the end of each restated quarterly period, in light of the material weakness indicated by the accounting errors described above. The Company’s management and its audit committee have discussed these matters with the Company’s independent registered public accounting firm.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
     The following Exhibit is included with this Report:
99.1	Press Release issued by PCTEL, Inc. on October 29, 2009
Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2009	PCTEL, Inc.
	By:	/s/ John W. Schoen
Chief Financial Officer